(j)(1)

[DECHERT LLP LETTERHEAD]

May 22, 2015

Voya Equity Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Equity Trust

(File Nos. 333-56881 and 811-8817)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 138 to the Registration Statement under the Securities Act of 1933, as amended (“1933 Act”), of Voya Equity Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP